Exhibit 99.1

NEWS RELEASE

HECLA ANNOUNCES LUCKY FRIDAY MINE RELEASED FROM PPOV

STATUS BY MINE SAFETY AND HEALTH ADMINISTRATION

FOR IMMEDIATE RELEASE

March 20, 2013

COEUR D'ALENE, IDAHO -- Hecla Mining Company (NYSE:HL) (Hecla or the Company) announced today that the Mine Safety and Health Administration (MSHA) has officially notified the Company that the Lucky Friday Mine will not be issued a potential pattern of violations (PPOV) notification, a possibility the agency had indicated late last year.

"We are pleased that following the rehabilitation of the shaft, training and other work, MSHA has decided that the PPOV is not required. We have worked with MSHA, and are continuing to enhance many aspects of the mine’s operations and safety, including implementation of the National Mining Association’s CORESafety Program,” said Phillips S. Baker, Jr., Hecla’s President and Chief Executive Officer.

The Lucky Friday mine resumed operations in the first quarter of 2013. Production levels are expected to ramp up to normal production levels by mid-year as rehabilitation work continues, and the mine is expected to produce approximately two million ounces of silver for the full year 2013, and approximately three million ounces of silver in 2014.

The Company has recalled the employees necessary to reach full production and arranged for all employees, both returning and new, to receive supplemental safety training, with enhanced procedures for risk assessment and accident prevention designed to improve existing safe work practices. Ground support has been upgraded for over 8.25 miles of underground workings.

ABOUT HECLA

Established in 1891, Hecla Mining Company is one of the largest and lowest-cost primary silver producers in the U.S. The company has two operating mines and exploration properties in four world-class silver mining districts in the U.S. and Mexico.

Hecla Mining Company ● 1-800-432-5291 ● hmc-info@hecla-mining.com

Cautionary Statements

Statements made which are not historical facts, such as anticipated payments, litigation outcome, production, sales of assets, exploration results and plans, prospects and opportunities including reserves, resources, and mineralization, costs, and prices or sales performance are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “may”, “will”, “should”, “expects”, “intends”, “projects”, “believes”, “estimates”, “targets”, “anticipates” and similar expressions are used to identify these forward-looking statements. Forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from those projected, anticipated, expected or implied. These risks and uncertainties include, but are not limited to, metals price volatility, volatility of metals production and costs, environmental and litigation risks, operating risks, project development risks, political and regulatory risks, labor issues, ability to raise financing and exploration risks and results. Refer to the company's Form 10-K and 10-Q reports for a more detailed discussion of factors that may impact expected future results. The company undertakes no obligation and has no intention of updating forward-looking statements other than as may be required by law.

For further information, please contact:

Jim Sabala, Sr. VP and CFO

or

Mike Westerlund, VP-Investor Relations

Hecla Mining Company

Investor Relations

Direct Main: 1-800-HECLA91 (1-800-432-5291)

hmc-info@hecla-mining.com

www.hecla-mining.com

Hecla Mining Company ● 1-800-432-5291 ● hmc-info@hecla-mining.com